                                                                   Exhibit 10.6




                           EXECUTIVE EMPLOYMENT AGREEMENT

                           DATED AS OF SEPTEMBER 30, 1998

                                   BY AND BETWEEN

                               MORTGAGE MARKET, INC.

                                        AND

                                 MARTIN E. FRANCIS









Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted text has been marked with a bracketed asterisk ("[*]") and has been filed separately with the Securities and Exchange Commission.

                            EXECUTIVE EMPLOYMENT AGREEMENT


          THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is dated as of September 30, 1998 by and between MORTGAGE MARKET, INC. ("MMI"), and MARTIN D. FRANCIS ("Francis").

                                   R E C I T A L S:

          WHEREAS, prior to the date of this Agreement, Francis was a shareholder of MMI;

          WHEREAS, Prism Mortgage Company ("Prism"), as Prism has entered into that certain Purchase and Sale Agreement dated as of even date herewith (the "Purchase Agreement") between Francis, Kenneth Bartley, Melissa Stashin and Curt Vanderzanden, as Sellers, pursuant to which Prism has agreed to purchase all of the shares of MMI;

          WHEREAS, Francis has been employed by MMI and is currently serving as President of MMI;

          WHEREAS, upon consummation of the transactions contemplated by the Purchase Agreement, Prism will be the sole shareholder of MMI;

          WHEREAS, MMI desires to retain the services of Francis, as an employee of MMI and, to that end, desires to enter into this contract of employment with Francis, upon the terms and conditions herein set forth; and

          WHEREAS, Francis desires to continue employment with MMI upon such terms and conditions, and acknowledges that such terms and conditions, including but not limited to the covenants contained in Section 7 hereof, constitute material inducements for Prism to enter into and effect the transactions contemplated in the Purchase Agreement and for MMI to employ Francis pursuant to this Agreement.

          NOW, THEREFORE, in consideration of the above recitals, the promises and covenants herein contained, Ten and No/l00 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.   DEFINITIONS.

               (a) "AFFILIATE" shall mean any legal entity or person which directly or indirectly, through one or more intermediaries, owns and controls, or is owned and controlled by, a company. The term "control" means the power to direct or cause the direction of the management and policies of an entity; "ownership" shall mean ownership of 25% or more of the voting power or equity value of a company or 25% or more of a capital and profits interest of an unincorporated entity.

               (b) "BUSINESS" shall mean MMI's residential mortgage lending and brokerage operations, as well as all secondary market transactions conducted by, or on behalf of, MMI.

               (c) "CLOSING" shall mean the date on which MMI is sold pursuant to the Purchase Agreement.

               (d) "MMI NET INCOME" shall equal MMI's Mortgage Banking Net Income plus all other income generated by the MMI Operations calculated in accordance with GAAP, including, without limitation, revenues from loan origination minus (i) all operational, administrative and out-of-pocket expenses including, without limitation, all underwriting and closing costs, directly associated with MMI Operations and (ii) all indirect or other expenses of Prism and its Affiliates to the extent they are associated with services provided to MMI and apply to MMI Operations (including, without limitation, accounting, financial, legal and other services relating to the provision of technology, human resources, accounting, insurance, national marketing, national senior management and otherwise provided by national senior management) allocated to or on behalf of MMI based on the ratio of the number of loans closed by MMI in any period compared to the number of loans closed by Prism and its Affiliates including those closed by MMI in such period, provided that no such indirect expenses of Prism incurred in the sixty (60) days immediately follow-ing the Closing shall be allocated to MMI, provided further that any costs or a portion of any costs related to [*] that MMI has incurred, or incurred on behalf of MMI, which are necessitated solely by the [*] of MMI Operations with Prism and incurred within [*] days immediately following the Closing rather than the [*] of MMI Operations, such as [*]. For purposes of this Agreement, MMI Net Income shall be computed on a pretax basis so long as MMI and Prism are S Corporations, but shall be computed on an after-tax basis for such periods as MMI and Prism are C Corporations if and when MMI and Prism become C Corporations.

               (e) "MMI OPERATIONS" shall mean (i) all current operations of MMI existing as of the Closing plus (ii) any new operations (including acquisitions) which are expressly approved as a MMI Operation by Prism in writing, in its reasonable discretion.


               (f) "MMI'S MORTGAGE BANKING NET INCOME" shall include all service release premiums, incentive income, gain on sale income, interest income, income generated as a result of bulk sales, assignment of trade or co-issuer transactions and all similar income and fees generated from the sale of loans in the secondary market and shall be computed on a product-by-product basis by calculating the total gross revenues generated by each product for MMI and Prism and its Affiliates. Such gross revenue shall be allocated as MMI Mortgage Banking Net Income based on (i) the ratio of the [*] MMI, Prism or its Affiliates (including MMI) relative to the [*] Prism and its Affiliates (including the MMI loans) multiplied by (ii) [*] from which total (i.e., the aggregate sum of the foregoing calculations [*]) is subtracted the following: (A) all mortgage banking expenses incurred in connection with such revenues allocated to MMI based on the ratio of [*] MMI and funded by Prism or its Affiliates (including MMI) relative to [*] Prism or its Affiliates [*]; (B) all hedging costs (e.g., all costs, including transaction costs, of purchasing and selling marketable securities obtained to hedge pipeline loans against interest rate risk together with the pair-off losses and gains associated with such hedges) allocated to MMI [*] MMI and funded by Prism or its Affiliates (including MMI) [*] Prism or its Affiliates [*] taking into account [*] compared to [*], (C) any costs and expenses associated with any repurchase obligations of MMI to the extent they are not solely caused by Prism and its Affiliates other than MMI, and (D) any special fees paid to, or reduced premiums received from, purchasers of loan product of MMI, Prism or its Affiliates due to [*] such loan products closed by MMI (e.g., surcharges by purchasers of loans based on [*] the loans) and (E) adjusted further by adding or subtracting any [*] reflected on the rate sheet of MMI distributed to its loan officers vis-a-vis the rate sheets of Prism and its Affiliates (other than MMI) distributed to their loan officers.



          By way of example, assume MMI [*] of $500 Million [*] of $200 Million [*] of $300 Million, that mortgage banking operations [*] $250 Million [*] $300 Million [*] and $500 Million [*] Assume further Prism and its Affiliates [*] of $10 Million [*] $5 Million in [*] and $15 Million [*] $1 Million in hedging costs [*] $10 Million in mortgage banking operating expenses [*] 3,000 loans [*].


          MMI Mortgage Banking Net Income would equal [*].


     [*] ($500 Million/$750 Million x $10 Million) + ($200 Million/$500 Million x $5 Million)

     [*]  ($300 Million/$800 Million x $15 Million)]

     [*]  [3,000/10,000 x $10 Million] - [$1 billion/$2.05 billion x $1 Million]

     [*]  [$6,666,666.66 + 2,000,000 + $5,625,000] - [$3,000,000 - $487,804]

     [*]  $10,803,862


          2.   EMPLOYMENT TERM.

               (a) INITIAL TERM. The Term of this Agreement ("Term") shall commence on the date hereof, and shall end on the first anniversary date of this Agreement, unless otherwise terminated as set forth herein. Upon the written request of Francis at least ninety (90) days prior to the end of the Term of this Agreement, the parties hereto shall in good faith enter into negotiations regarding the renewal of this Agreement.

               (b) RENEWAL TERM(s). This Agreement may be renewed for subsequent one-year terms, at the compensation and upon the other terms and conditions set forth herein or as otherwise agreed by the parties hereto ("Renewal Term(s)") upon the mutual agreement of the parties hereto at least forty-five (45) days prior to the expiration of the Term or the then current Renewal Term.

          3. MANAGEMENT RESPONSIBILITIES AND OTHER DUTIES. During the Term, Francis shall serve as President of MMI and shall have the responsibilities set forth in Exhibit A (the "Principal Responsibilities"). Francis, together with the other senior officers of MMI, and subject to MMI's Board of Directors' ("Board") control and direction, shall be responsible for the management of the day-to-day operations of the Business. Francis shall devote substantially all of his time during business hours (reasonable sick leave and vacations excepted), and shall use his best efforts, to fulfill faithfully, responsibly and to the best of his ability, his Principal Responsibilities and other duties to MMI. Other than those decisions requiring board or shareholder consent or approval under MMI's articles of incorporation, bylaws or applicable state law, and, subject to Prism and the Board's control and direction, Francis shall have decision-making authority similar to such authority afforded Francis by MMI during the twelve (12) month period immediately preceding the date of this Agreement. In addition to his Principal Responsibilities, Francis shall have those duties, responsibilities and authority as shall be reasonably required or authorized by the Board, from time to time, provided that none of the duties set forth in Exhibit A may be reduced or limited without the prior consent of Francis, except for a change or reduction of such responsibilities based on Francis' failure to perform certain responsibilities described in Exhibit A, which failure is not corrected by Francis within 30 days after such failure is communicated to Francis in writing during his annual performance review or otherwise communicated in writing AND which change or reduction is authorized by the Board of MMI in its sole discretion.

          4. NATIONAL ADVISORY BOARD. Prism shall appoint Francis as a member of a "National Advisory Board," to be established by Prism, during the Term of this Agreement. In the event Francis is no longer employed by MMI on the date which is five (5) years from the Closing Date, Francis shall resign from such National Advisory Board but may appoint a replacement member, who shall be an employee of MMI, to serve for the remainder of such five (5) year period.

          5.   COMPENSATION.

               (a) SALARY. During the Term of this Agreement, in addition to any other amounts due Francis pursuant to Section 5 hereof, to the extent Francis remains employed by MMI, MMI shall pay Francis a gross annual salary, prior to required withholdings, equal to One Hundred Fifty Thousand and No/100 ($150,000.00), payable in twenty-four (24) equal installments on the fifteenth (15th) and the last day of each month.

               (b) BONUS. Beginning in 1999 and throughout the Term of this Agreement, and subject to the provisions of Section 11 hereof, MMI shall pay Francis bonus compensation of $50,000 if the MMI Net Income exceeds $1,000,000 in the twelve (12) month period following the Closing Date ("Bonus"), which shall be paid to Francis within sixty
          (60) days of the close of such period.

               (c) BENEFITS. Francis shall be entitled, while employed by MMI, to such employee benefits set forth in Exhibit B, attached hereto and made a part hereof, and, in addition and without reducing or limiting the benefits set forth in Exhibit B, shall have the benefits, including, without limitation, health insurance, which are in effect from time to time, and offered by MMI to its other management employees generally and in accordance with the policies promulgated by the Board. Francis shall also be entitled to (i) occupy an office of similar size with similar furnishings as that occupied by Francis prior to the Closing, and (ii) secretarial and administrative support services at least equivalent, as determined by MMI, to such services available to Francis prior to the Closing. In addition, Francis shall also be entitled to receive two (2) Portland Trailblazers season tickets, provided that such tickets shall be used in part for MMI business and business entertainment purposes.

               (d) VACATION; HOLIDAYS; SICK DAYS. Francis shall be entitled to six (6) weeks of vacation per calendar year (two (2) weeks for the balance of 1998), and paid holidays and sick leave in accordance with the policies for management and employees promulgated by the Board, then in effect.

          6. TERMINATION; RIGHT OF SETOFF. This Agreement may be terminated by the Board of MMI only"with cause." For purposes of this provision, "with cause" shall mean an involuntary discharge by MMI for any of the following:

               (a)  conviction of fraud, embezzlement, or theft;

               (b) disclosing of confidential or proprietary information of MMI, Prism or their Affiliates; aiding a competitor of MMI, Prism or their Affiliates; or misappropriation of a corporate opportunity of MMI, Prism or their Affiliates, which disclosure, aid or misappropriation breaches Francis' fiduciary duty to MMI as an officer or employee of MMI;

               (c) conviction of a felony or entry of any guilty plea or plea of nolo contendere to a felony;

               (d) conviction of, or entry of any guilty plea or plea of nolo contendere to, any criminal charge (1) resulting in MMI, Prism or their Affiliates being in violation of any mortgage brokerage licensing act in any state in which MMI, Prism or their Affiliates are then licensed or relating to the business of MMI, Prism or their Affiliates; (2) involving moral turpitude resulting in harm or embarrassment to MMI, Prism or their Affiliates;

               (e) any material misrepresentation to MMI or Prism by Francis in connection with Francis' employment hereunder;

               (f) gross negligence in performance of any Principal Responsibilities;

               (g) any charge brought in a court of competent jurisdiction or with an appropriate regulatory agency of unlawful tortious conduct involving moral turpitude or unlawful discrimination is made against Francis which MMI or Prism reasonably and in good faith believes to be credible, which charge results in (i) substantial and material damage or harm to the business of MMI, Prism, or their Affiliates; or (ii) negative publicity which embarrasses and materially damages the image or reputation of MMI, Prism, or their Affiliates;

               (h) failure or breach in performing or complying with any obligations under this Agreement or in performing any Principal Responsibilities (which shall include, without limitation, repeated negligent acts or omissions, or repeated incompetent performance of Principal Responsibilities) after Francis has been given written notice specifying the nature of the failure or breach and has failed to correct or discontinue such failure or breach within thirty (30) days after such notice.

          RIGHT OF SETOFF. In addition to the rights to terminate referred to above, MMI and Prism shall have the right to setoff against any amounts due Francis, or his heirs or devisees, hereunder, any expense or damages incurred or suffered by MMI or Prism, including, but not limited to, attorneys' fees and costs, due to, or relating to, any breach or default by Francis under the terms of, or in connection with, the Purchase Agreement, to the extent Prism is entitled to indemnification under, and in accordance with, the provisions of
Section 10.3 of the Purchase Agreement, provided that such amounts are due and owing to MMI or Prism and are allowed under applicable law.

          7. COVENANTS OF FRANCIS. The following covenants are made by and between Francis and MMI in consideration of the undertakings in this Agreement and the transaction contemplated by the Purchase Agreement, and it is expressly acknowledged and agreed by Francis that such covenants are material inducements for MMI to enter into this Agreement, and for Prism to consummate the transaction contemplated by the Purchase Agreement. The following covenants are also made in consideration of the Term of this Agreement, and any subsequent Renewal Terms, as provided in Section 2 hereof, and the compensation to be paid Francis as provided in Section 7 hereof. In addition, Francis acknowledges that MMI and its Affiliates, including, without limitation, Prism, expend considerable time, money and resources in recruiting, training and developing the skills and abilities of their employees; developing business relationships with referral sources and customers so as to improve the good will of MMI; establishing branches of MMI, including, but not limited to, entering into a long-term lease for office space; establishing and maintaining close business relationships between MMI's employees and MMI's customers; and obtaining, compiling and developing confidential customer lists, various internal computer reports and other proprietary business information not readily available to the public or through other sources. Subject to the provisions of Section 7, Francis acknowledges and agrees that MMI is entitled to protect its investment in the foregoing and to keep the results of its efforts for its exclusive use. Accordingly, Francis agrees to the covenants and conditions set forth in Sections 7(a) through 7(d) hereof, and acknowledges and agrees that they are necessary to preserve and protect the legitimate business interests of MMI, and shall be binding upon Francis during and after Francis' employment with MMI in accordance with their terms:

               (a) CONFIDENTIALITY. During the course of Francis' employment, Francis will have access to certain trade secrets and other proprietary and confidential business information regarding MMI, the Business and the business of MMI's Affiliates. Francis acknowledges, covenants and agrees that such information is, and shall remain, the property of MMI and/or its Affiliates. Except on behalf of MMI as Francis' duties may require, Francis shall keep confidential and shall not divulge to any other person or entity, and shall not use for Francis' own benefit, or the benefit of others, during Francis' employment or after Francis' employment is terminated by either party hereto for any reason, any information relating to MMI or the Business, or otherwise pertaining to Francis' employment, or of the business secrets or other confidential information regarding MMI and its Affiliates which have not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude Francis from disclosing necessary or appropriate information (i) to parties retained to perform services for MMI or its Affiliates; (ii) under any other circumstances to the extent such disclosure is appropriate or necessary to further the best interests of MMI or its Affiliates; or (iii) as may be required by law or to be disclosed in any governmental, administrative, judicial or quasi-judicial proceeding (providing that Francis permits MMI or its Affiliates the opportunity to quash or oppose any subpoena or any other attempt to force Francis to provide information in such forums and cooperates in such effort). For the purposes of this Agreement, confidential business information shall have its ordinary and customary meaning and shall include, without limitation: all business and marketing plans, customer and prospect lists concerning referral sources, lists of employees of MMI and its Affiliates, lists of the existence and locations of existing or planned branches of the Business, computer programs, internal business reports, agreements, manuals, loan documents (including form documents such as MMI's loan pricing disclosure agreements and the like), training materials, marketing materials (including, without limitation, newsletters and correspondence), financial information, information concerning financial arrangements with outside lending institutions, terms of vendor agreements, internal pricing, and fee and cost information, which are confidential or treated as confidential business information by MMI. Notwithstanding the foregoing, confidential information covered by this Agreement shall not include (i) agreements, informa-tion, loan documents and other materials which are in the public domain and which Francis receives or obtains after his employment hereunder; and (ii) Francis' skills, knowledge of the trade, judgment, training and experience (other than knowledge unique to or gained exclusively from MMI).

               (b) RECORDS. All documents, records, programs, computer media, files and lists (including all originals and all copies) containing trade secrets or confidential business information, and all papers, books, documents, forms, handbooks, reports, computer disks and tapes, training manuals, lending manuals and records of every kind and description relating to the business and affairs of MMI or its Affiliates, whether or not prepared by Francis, and all tangible items obtained by Francis in the scope of or during the course of employment, and related to the Business, and the business of MMI's Affiliates, including, without limitation, phones, keys, computers, credit cards, lists, manuals, office equipment, furniture, and the like, shall be the sole and exclusive property of MMI, and Francis shall surrender them to MMI upon termination of this Agreement, or at any time upon the request of MMI. Notwithstanding the foregoing, the restrictions in this Subsection 7(b) shall not include materials regarding the mortgage business in general to the extent that such materials have been gathered by Francis at his own cost and expense and tangible materials such as office equipment, furniture and the like to the extent purchased by Francis at his own cost and expense or received by Francis as a gift.

               (c)  ENFORCEMENT.  Francis recognizes that the provisions of this
          Section 7 are vitally important to the continuing welfare of MMI and its Affiliates and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Francis, MMI and the Affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Francis in violation of this
          Section 7, without the necessity of posting a bond.

               (d) SURVIVAL OF COVENANTS. The provisions of this Section 7 shall survive termination of Francis' employment for any reason.

          8. EXCLUSIVITY. Francis hereby represents, covenants and warrants that as of the date of this Agreement, Francis is bound by no other employment agreement, consulting agreement, non-competition agreement or other similar such agreement with a party other than MMI, Prism and the Affiliates, except for this Agreement. Furthermore, during the term of his employment hereunder, Francis shall not enter into, or otherwise become bound by, any other employment agreement, consulting agreement, or non-competition agreement or other similar such agreement other than with MMI, Prism and its Affiliates.

          9. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

               (a)  If to MMI, to:           c/o Prism Mortgage Company
                                             440 North Orleans
                                             Suite 222
                                             Chicago, Illinois 60610
                                             Attn: Mark Filler, Esq.
                                             Facsimile No.: (312) 494-0184

               (b)  If to Francis, to:       Martin D. Francis
                                             c/o Mortgage Market, Inc.
                                             6 Center Pointe Drive
                                             Suite 300
                                             Lake Oswego, Oregon 97035

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

          10. TAX WITHHOLDING. MMI shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payment in cash and/or other property made by or on behalf of MMI to or for the benefit of Francis under this Agreement, or otherwise made in connection with Francis' employment with MMI.

          11. NO ASSIGNMENT. Except as otherwise expressly provided herein, this Agreement is not assignable by either party hereto and no payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge provided that an assignment of this Agreement by MMI to an Affiliate or by operation of or in connection with the merger, sale of stock or a sale of all or substantially all the business or assets of MMI or Prism shall not be deemed an assignment covered by such prohibition. Except as expressly set forth herein, this Agreement is not intended to confer upon any other person or entity any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto.

          12. RELATIONSHIP BETWEEN MMI AND FRANCIS. The relationship between MMI and Francis is that of employer and employee only. Francis shall have no authority to enter into any contracts binding upon MMI or to create any obligations on the part of MMI, except such authority as has been or from time to time shall be authorized by the Board.

          13. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

          14. SEVERABILITY. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Francis consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

          15. PRIOR UNDERSTANDINGS. This Agreement together with the employment manuals and policies of MMI and subsequent addenda and amendments hereto and thereafter to the extent not inconsistent with this Agreement embody the entire understanding of the parties hereto regarding the employment relationship of MMI with Francis, provided that nothing in the Purchase Agreement shall be deemed to be affected or impaired by this provision, and supersede all other oral or written agreements or understandings between them, regarding such employment relationship, it being understood that all previous agreements relating to Francis' employment existing between MMI and Francis are hereby deemed to be null and void and replaced hereby. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

          16.  ARBITRATION.

               (a) NEGOTIATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON FRANCIS' ALLEGED BREACH OF THE COVENANTS IN
          SECTION 7, FOR WHICH MMI MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, OR CLAIMS BROUGHT BY CONSUMERS OR GOVERNMENTAL AUTHORITIES, NEITHER PARTY SHALL INSTITUTE ANY PROCEEDING IN ANY COURT OR ADMINISTRATIVE AGENCY OR ANY ARBITRATION TO RESOLVE A DISPUTE ARISING HEREUNDER BETWEEN THE PARTIES BEFORE THAT PARTY HAS SOUGHT TO RESOLVE THE DISPUTE THROUGH DIRECT NEGOTIATION WITH THE OTHER PARTY. IF THE DISPUTE IS NOT RESOLVED WITHIN THREE WEEKS AFTER A DEMAND FOR DIRECT NEGOTIATION, THE PARTIES SHALL THEN ATTEMPT TO RESOLVE THE DISPUTE THROUGH ARBITRATION AS PROVIDED IN THIS SECTION.

                    (b) SCOPE OF ARBITRATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON AN ALLEGED BREACH OF FRANCIS' COVENANTS IN SECTION 7, FOR WHICH MMI MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, OR CLAIMS BROUGHT BY CONSUMERS OR GOVERNMENTAL AUTHORITIES, ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN MMI AND FRANCIS ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE VALIDITY OF THIS AGREEMENT, WILL BE SUBMITTED FOR BINDING ARBITRATION TO THE PORTLAND, OREGON OFFICE OF AMERICAN ARBITRATION ASSOCIATION ON DEMAND OF FRANCIS OR MMI. SUCH ARBITRATION PROCEEDING WILL BE CONDUCTED IN
          PORT-

          LAND, OREGON AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, WILL BE HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ.) AND NOT BY ANY STATE ARBITRATION LAW.

               THE DECISION AND AWARD OF THE ARBITRATOR SHALL BE BINDING AND CONCLUSIVE UPON BOTH FRANCIS AND MMI, AND ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATOR WILL HAVE THE RIGHT TO AWARD OR INCLUDE IN THE AWARD ANY LAWFULLY APPROPRIATE RELIEF AND TO ASSESS COSTS OR EXPENSES TO ONE OR BOTH PARTIES.

               FRANCIS AND MMI AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. FRANCIS AND MMI FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) (EXCEPT ONE THAT COULD BE FILED UNDER ANOTHER AGREEMENT HAVING ITS OWN ARBITRATION AGREEMENT) WITHIN THE SAME PROCEEDING AS THE CLAIM TO WHICH IT RELATES. ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.

               EACH PARTY AGREES THAT ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS-WIDE, BASIS, AND THAT AN ARBITRATION PROCEEDING BETWEEN FRANCIS AND MMI MAY NOT BE

          CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN FRANCIS OR MMI, AS APPLICABLE, AND ANY OTHER PERSON, CORPORATION, LIMITED LIABILITY COMPANY OR PARTNERSHIP, OR, EXCEPT UPON THE EXPRESS WRITTEN CONSENT OF THE PARTIES HERETO, WITH ANY
          ARBITRATION PROCEEDING COMMENCED BY MMI OR FRANCIS UNDER ANY OTHER AGREEMENT.

               NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION, FRANCIS AND MMI SHALL EACH HAVE THE RIGHT IN A PROPER CASE TO OBTAIN TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT FRANCIS OR MMI MUST CONTEMPORANEOUSLY SUBMIT THE DISPUTE FOR ARBITRATION ON THE MERITS AS PROVIDED HEREIN.

               THE PROVISIONS OF THIS SECTION WILL CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

               (c) GOVERNING LAW. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ.). EXCEPT TO THE EXTENT GOVERNED BY OTHER FEDERAL LAW, THIS AGREEMENT AND ALL CLAIMS ARISING FROM THE EMPLOYMENT RELATIONSHIP BETWEEN MMI AND FRANCIS WILL BE GOVERNED BY THE LAWS OF THE STATE OF OREGON AND THE UNITED STATES OF AMERICA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

               (d) WAIVER OF JURY TRIAL. MMI AND FRANCIS IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW

          OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER.

               (e) CONSENT TO JURISDICTION. EACH PARTY AGREES THAT THE OTHER PARTY MAY INSTITUTE ANY ACTION AGAINST IT (WHICH IS NOT REQUIRED TO BE ARBITRATED HEREUNDER OR UNDER ANOTHER ARBITRATION AGREEMENT IN ANY OTHER AGREEMENT) IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE CITY OF PORTLAND, STATE OF OREGON, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION IT MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS.

          IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

MORTGAGE MARKET, INC.


By: /s/ Martin E. Francis                          /s/ Martin E. Francis
    --------------------------------------             -------------------------
     Title: President                                  Martin D. Francis
            ------------------------------


ACKNOWLEDGED BY:

PRISM MORTGAGE COMPANY


By: /s/ David Fisher
    --------------------------------------
     Title: Vice President
            ------------------------------